UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2005

Viasystems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-29727	43-1777252
(Commission File Number)	(IRS Employer Identification No.)

101 South Hanley Road
St. Louis, Missouri	63105
(Address of Principal Executive Offices)	(Zip Code)

314-727-2087
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1- Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement

On March 18, 2005, Viasystems Group, Inc. and Viasystems, Inc. (“Viasystems” or the “Company”) amended their senior credit facility (the “Amendment”). Such senior credit facility is among Viasystems Group, Inc., Viasystems, the lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent. The Amendment permits the Company to make certain expenditures and take charges related to the closure of its printed circuit board fabrication facilities in Echt, the Netherlands and Montreal, Canada, (the “closed PCB facilities”). In addition, the Amendment permits the Company to incur cash charges in connection with the closure of the closed PCB facilities, provided that the cash charges do not exceed $26.1 million.

Section 2- Financial Information

Item 2.05. Cost Associated with Exit or Disposal Activities.

On February 25, 2005, Viasystems Group, Inc., the parent company of Viasystems, issued a press release announcing the closures of the closed PCB facilities. At the time of issuance, management had not finalized the estimate of the total cost of such restructuring.

Management now estimates that the restructuring charges related to the closures will total approximately $50 million of which $26 million will result in future cash expenditures. It is expected that $23 million of such restructuring charge will be related to the reduction of headcount and $27 million will be related to asset write downs and impairments and other exit costs. The restructuring activities pursuant to these closures are expected to be substantially completed by the end of 2005.

Section 4- Matters Related to Accountants and Financial Statements

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Additionally, on March 18, 2005, the Audit Committee of the Board of Directors, in consultation with, and upon the recommendation of, management of the Company has concluded that the Company’s previously issued financial statements as of and for the three and six months ended June 30, 2004 and the three and nine months ended September 30, 2004 should no longer be relied upon and should be restated to correct errors primarily relating to the Company’s accounting for Goodwill and other intangible assets under Statement of Financial Accounting Standards number 142 (“SFAS No. 142”). The errors related to impairments of goodwill totaling $36.9 million and $23.8 million for the years ended December 31, 2002 and 2003, respectively, that were not previously recognized and which will also require the Company to restate the financial statements for each of those years.
The Audit Committee and management have discussed the errors disclosed herein with the Company's independent registered public accounting firm. The impact of correcting the errors reduced the Company’s goodwill and Stockholder’s equity by $36.9 million, $63.2 million, $62.3 million and $63.4 million at December 31, 2002, December 31, 2003, June 30, 2004, and September 30, 2004, respectively. Additionally, net income for the years ended December 31, 2002 and 2003 was reduced by $36.7 million and $22.5 million, respectively. Such adjustments related to the impairment of Goodwill from the years ending 2002 ($36.9 million) and 2003 ($23.8 million) and in particular relates to the impairment of Goodwill at the Canada ($13.6 million) and Echt ($23.8 million) sites which the Company announced it was closing and two of its EMS sites ($23.3 million).

Section 9-  Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

(c) Exhibits
99.1 Fourth Amendment to the Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 24, 2005
By:	/s/ Joseph S. Catanzaro
Joseph S. Catanzaro
Senior Vice President, CFO